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                                                                      Exhibit 10

                                                                   Revised Draft

                                February 11, 2000

                                      MEMO

TO:      Al Schmerge

FROM:    Compensation Committee

RE:      Employment Contract

This memo documents the proposed changes to your employment contract, the provisions of which will be retroactive to July 1, 1999, the expiration date of your present contract.

BASE SALARY: Shall be increased by $25,000 to $275,000 and shall be adjusted periodically to reflect cost of living changes. The CPI in effect as of July 1, 1999 shall serve as the base for this calculation.

EXPIRATION DATE: June 30, 2003

DISABILITY: The Disability coverage provided by your contract shall be modified as follows: If you are unable to perform your duties as CEO of the Company, you shall be entitled to disability income in the amount of 100% of your base salary for a period of one year instead of for the term of your contract. The Company will obtain insurance coverage, which will provide a benefit equal to 60% of your base salary until age 65. It is anticipated that the Company will obtain insurance to cover most of this benefit and at your option, you may elect to have the premiums taxable to you and receive tax-free payments in the event of your disability.

BONUS: The present bonus program shall be modified to provide that Return on Equity shall include unrealized appreciation or depreciation in the value of the Company's real estate holdings. The change in values shall be calculated each year using a cap rate of 9%. The first bonus calculation made pursuant to this provision shall be for the full year of 2000.

In recognition of past performance, the Company has agreed to pay you a bonus of $50,000.

STOCK OPTIONS: The stock option of your previous employment contract shall be extended at the $10 per share price and shall expire on June 30, 2005.


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OTHER: At your option, you may elect to receive up to 50% of any amounts due pursuant to this agreement in Company stock. The number of shares issued to you pursuant to this provision shall be based upon a value equal to the amount which the Board establishes from time to time for the re-purchase of shares of the Company's stock from existing shareholders or the closing price of the shares on the date amounts are earned pursuant to this agreement if the Company's stock is trading publicly.

If this proposal is acceptable to you, please indicate your acceptance by signing a copy of this memo below and returning it to the Committee.

Sincerely,

Compensation Committee



By: /s/ Rodney Knowles III
   ----------------------------------
   Rodney Knowles III



By: /s/ Norman Swanton
   ----------------------------------
   Norman F. Swanton

Accepted and agreed to:



/s/ Albert G. Schmerge III
-------------------------------------
Albert G. Schmerge III


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